Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

WILLBROS GROUP, INC. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

FIRST: That the Board of Directors of the Corporation, by unanimous consent in lieu of a meeting pursuant to Section 141(f) of the General Corporation Law, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that, subject to the approval of the stockholders of the Company, the Certificate of Incorporation of the Company be, and the same hereby is, amended by changing paragraph (a) of Article FOURTH so that, as amended, said paragraph (a) of Article FOURTH shall be and read in its entirety as follows:

“(a) The total number of shares of stock which the Corporation shall have authority to issue is 106,000,000 shares of capital stock, consisting of (i) 105,000,000 shares of common stock, par value $0.05 per share (“Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the 2015 annual meeting of stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law, at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this certificate of amendment to be signed by John T. McNabb, II, its Chairman of the Board and Chief Executive Officer, this 12th day of June, 2015.

WILLBROS GROUP, INC.

By:	/s/ John T. McNabb, II
John T. McNabb, II
Chairman of the Board and Chief Executive Officer